EXHIBIT 23 – CONSENT OF DELOITTE & TOUCHE LLP

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-155679 on Form S-3 and Registration Statement No. 333-133595 on Form S-8 of our reports dated February 23, 2011, relating to the consolidated financial statements and financial statement schedules of Frontier Oil Corporation and the effectiveness of Frontier Oil Corporation's internal control over financial reporting, appearing in this Annual Report on Form 10-K of Frontier Oil Corporation for the year ended December 31, 2010.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
February 23, 2011